Exhibit 7.2 - Option Agreement

                  INSTRUMENT OF CONVEYANCE AND
                    DECLARATION OF OWNERSHIP


     FOR VALUE RECEIVED, Christopher C. Demetree ("Assignor"), as

of and on the date hereof, hereby transfers, assigns, sells and conveys to the following ("Assignees"):

     1. J. C. Demetree, Jr., an undivided twenty percent (20%) interest;

     2. Mark C. Demetree, an undivided twenty percent (20%) interest;

     3. Elisa A. Demetree, an undivided ten percent (10%) interest;

     4. Leslie A. Doherty, an undivided ten percent (10%) interest;

each and all such interests to be owned and held as tenants in common with the Assignor, in the Option for 258,910 shares of common capital stock ("Stock") of Crown Laboratories, Inc.

("Company") standing in Assignor's name on the books and records of the Company.

     By this instrument and the Stock Transfer Assignments

Separate from Certificate attached hereto, the Assignor agrees and declares that, as of the date hereof, the Assignor and the

Assignees each own and hold their respective undivided interests in and to the Stock as tenants in common and not as partners,

trustees, co-venturers, unincorporated association, or any other form of business relationship.

     IN WITNESS WHEREOF, the undersigned has executed and

delivered this Instrument as of December 1st, 1993.


                                /s/ Christopher C. Demetree
                                ___________________________
                                CHRISTOPHER C. DEMETREE

/s/ Notary Public
_________________
WITNESS